EXHIBIT 99

Peoples Home Savings Bank            Contact:          James P. Wetzel, Jr.
PHS Bancorp, Inc.                                      President
Beaver Falls, Pennsylvania                             (724) 846-7300






                                PHS BANCORP, INC.
                                    Announces
                        Adoption of Stock Repurchase Plan


Beaver Falls, Pennsylvania -- May 26, 1999 (Nasdaq "PHSB") -- James P. Wetzel, Jr., President of PHS Bancorp, Inc. ("Company") and its subsidiary, Peoples Home Savings Bank (the "Bank"), announced today that the Company has obtained all requisite approvals for its repurchase plan whereby it will purchase up to 124,000 shares or 10% of is common stock held by persons other than PHS Bancorp, M.H.C.

         The stock purchases shall be utilized to fund the Bank's stock plans and general market purposes. Such stock purchases are expected to be made in open-market transactions, subject to the terms of the plan, including the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. The Company anticipates purchasing such shares during the next twelve months.

         The Bank, a Pennsylvania chartered savings bank, operates nine offices in the Pennsylvania Counties of Beaver and Lawrence. At March 31, 1999, the Company had total consolidated assets of $251.3 million, total deposits of $183.4 million and total stockholders' equity of $28.7 million.